Exhibit 99.1

Contacts: Dan Darazsdi +1 910 558 7915 daniel.darazsdi@ppdi.com Luke Heagle +1 910 558 7585 luke.heagle@ppdi.com

FOR IMMEDIATE RELEASE

PPD Reports Second Quarter 2010 Financial Results

Highlights:

•	Gross authorizations of $610 million; net authorizations of $465 million

•	Development segment operating margin increased over 100 basis points sequentially

•	Cash flow from operations of $59 million

•	Completed spin-off of compound partnering business

WILMINGTON, N.C. (July 27, 2010) - PPD, Inc. (Nasdaq: PPDI) today reported its financial and operating results for the second quarter ended June 30, 2010.

PPD recorded net revenue of $369.9 million for the second quarter of 2010, compared to $354.6 million for the second quarter of 2009. Second quarter 2010 operating income was $40.1 million, compared to $58.3 million for the same period in 2009. Operating income for the second quarter of 2010 was lower than the same period last year due primarily to operating and integration expenses related to PPD’s recent acquisitions and an increase in business development expenses. Second quarter 2010 operating income was also impacted by increased compound partnering research and development expenses prior to the spin-off and general and administrative costs related to the spin-off. These costs will not continue since the spin-off was completed in mid-June.

Diluted earnings per share for the second quarter of 2010 were $0.18, compared to $0.49 for the second quarter of 2009. Second quarter 2009 diluted earnings per share included the after-tax gain on the sale of Piedmont Research Center of $0.16 per share. Second quarter 2010 diluted earnings per share included a charge for income taxes of $3.8 million, or $0.03 per share, related to the spin-off of PPD’s compound partnering business and a loss from discontinued operations, net of taxes, of $2.6 million, or $0.02 per share, resulting from the closing of the company’s dermatology business unit. The dermatology business unit was part of PPD’s discovery sciences segment, and the financial results for this business unit have been reported in discontinued operations.

“We were pleased to continue the momentum from the first quarter necessary to achieve our 2010 goals,” said David Grange, chief executive officer of PPD. “During the second quarter, we delivered strong gross authorizations, cancellations and adjustments were lower than historic levels, and development segment operating margin expanded on a sequential basis. We continue to focus on building value for the future through strategic investments and customer expansion and penetration, and we remain committed to providing innovative, high-quality services to create value for our clients and shareholders.”

Segment Performance

Development segment net revenue for the second quarter of 2010 was $333.8 million, compared to $330.2 million for the second quarter of 2009. Development segment income from operations for the second quarter of 2010 was $43.1 million, compared to $58.9 million for the second quarter of 2009.

As previously announced, PPD completed the spin-off of Furiex Pharmaceuticals, Inc. on June 14, 2010. Discovery sciences segment net revenue for the second quarter of 2010 was $7.7 million, compared to $0.2 million for the second quarter of 2009. Second quarter 2010 net revenue for this segment included a $7.5 million milestone payment from Takeda Pharmaceutical Company Limited triggered by regulatory and pricing approvals for NESINA® (alogliptin) in Japan. Discovery sciences segment loss from operations for the second quarter of 2010 was $3.0 million, compared to a loss from operations of $0.7 million for the same period in 2009.

Other Financial Information

Gross authorizations for the second quarter of 2010 totaled $610.5 million. Backlog at June 30, 2010, was $3.23 billion. Contract cancellations and adjustments for the quarter were $145.3 million.

Year-to-date days sales outstanding at June 30, 2010, were 22.6 days, compared to 31.3 days at December 31, 2009. Cash flow from operations for the second quarter of 2010 was $59.5 million. At June 30, 2010, PPD had $575.1 million in cash and investments, after giving effect to the payment of the company’s second quarter dividend and the transfer of $100.0 million in cash to Furiex.

The effective tax rate for continuing operations in the second quarter of 2010 was 42.6 percent. The tax rate was higher than prior periods due primarily to an income tax charge of $3.8 million related to the spin-off of the company’s compound partnering business.

“Our performance for the second quarter highlights our client focus and operational and financial discipline to drive long-term value for our shareholders,” said Fred Eshelman, executive chairman of PPD. “We continue to differentiate PPD through innovative leadership and scientific and medical excellence, and believe PPD is solidly positioned to execute its global business strategy in 2010.”

PPD will conduct a live conference call and webcast tomorrow, July 28, 2010, at 9:00 a.m. ET to discuss its second quarter 2010 results. A Q&A session will follow. All interested parties can access the webcast through the Presentations & Events link in the Investors section of the PPD Web site at www.ppdi.com. The webcast will be archived shortly after the call for on-demand replay. The conference call will be broadcast live over the Internet, and the live call may be accessed via the following direct dial numbers:

Participant dial-in:	+1 877 644 0692 (U.S./Canada)
+1 973 200 3387 (International)
Conference ID:	56211218

PPD is a leading global contract research organization, celebrating 25 years of providing drug discovery, development and lifecycle management services. Our clients and partners include pharmaceutical, biotechnology, medical device, academic and government organizations. With offices in 41 countries and more than 10,500 professionals worldwide, PPD applies innovative technologies, therapeutic expertise and a commitment to quality to help clients and partners accelerate the delivery of safe and effective therapeutics and maximize the returns on their R&D investments. For more information, visit www.ppdi.com.

Except for historical information, all of the statements, expectations and assumptions contained in this news release are forward-looking statements that involve a number of risks and uncertainties. Although PPD attempts to be accurate in making these forward-looking statements, it is possible that future circumstances might differ from the assumptions on which such statements are based. In addition, other important factors which could cause actual results to differ materially include the following: success in sales growth; loss of or delay in large contracts; higher-than-expected cancellation rates; competition within the outsourcing industry; reliance on economic conditions and outsourcing trends in the pharmaceutical, biotechnology and medical device industries and academic and government-sponsored research sectors; overall global economic conditions; rapid technological advances that make our products and services less competitive; risks associated with acquisitions and investments, such as integration and impairments; the ability to attract, integrate and retain key personnel; risks that we may not continue our dividend policy; and the other risk factors set forth from time to time in the SEC filings for PPD, copies of which are available free of charge upon request from the PPD investor relations department.

PPD, Inc.

Statement of Operations Data

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2010	2009	2010
Net revenue:
Development	$330,179	$333,779	$665,533	$657,606
Discovery Sciences	162	7,717	5,324	8,010
Reimbursed out-of-pockets	24,257	28,423	48,111	51,072

Total net revenue	354,598	369,919	718,968	716,688

Direct costs:
Development	158,486	163,773	322,655	323,774
Discovery Sciences	145	(26)	440	126
Reimbursable out-of-pocket expenses	24,257	28,423	48,111	51,072

Total direct costs	182,888	192,170	371,206	374,972

Research and development	979	8,445	2,290	14,783
Selling, general and administrative	96,648	112,106	189,783	225,016
Depreciation and amortization	15,819	17,114	30,837	34,151

Operating income	58,264	40,084	124,852	67,766

Loss from equity method investment	—	(1,747)	—	(3,789)
Other income, net	1,075	2,747	857	4,020

Income from continuing operations before income taxes	59,339	41,084	125,709	67,997
Provision for income taxes	17,894	17,522	39,124	26,153

Income from continuing operations	41,445	23,562	86,585	41,844

Income (loss) from discontinued operations, net of taxes	16,616	(2,585)	16,045	(3,662)

Net income	$58,061	$20,977	$102,630	$38,182

Basic and diluted income per share from continuing operations:	$0.35	$0.20	$0.73	$0.35

Basic and diluted income (loss) per share from discontinued operations:	$0.14	$(0.02)	$0.14	$(0.03)

Basic and diluted net income per share:	$0.49	$0.18	$0.87	$0.32

Dividends declared per common share	$0.15	$0.15	$0.275	$0.30

Weighted average number of shares outstanding:
Basic	117,893	118,542	117,860	118,501

Diluted	118,339	118,915	118,444	118,778

PPD, Inc.

Balance Sheet Data

(in thousands)

(unaudited)

	December 31,	June 30,
	2009	2010
Cash, cash equivalents, short-term and long-term investments	$642,106	$575,140
Accounts receivable and unbilled services, net	429,670	399,073
Total assets	2,030,203	1,845,707
Unearned income	297,844	300,532
Shareholders’ equity	1,346,127	1,181,479

Additional information

(in thousands)

(unaudited)

Cash, cash equivalents, short-term and long-term investments categories

	December 31,	June 30,
	2009	2010
Cash and cash equivalents	$408,903	$434,074
Short-term investments	144,645	58,056
Long-term auction rate securities	88,558	83,010

	$642,106	$575,140